Exhibit 10.47

Cash America International, Inc.                    1600 West 7th Street
[Letterhead]                                    Fort Worth, TX 76102
(817) 335-1100
_____________________________________________________________________________________

April 7, 2014

Victor L. Pepe

 Dear Victor,

We are pleased to offer you an opportunity to join Cash America International, Inc. (the “Company”) as Executive Vice President – Chief Information Officer, reporting to Daniel R. Feehan, Chief Executive Officer and President. The specifics of your offer are outlined below:

Base Salary:	$350,000.00 annually or $13,461.54 biweekly less applicable withholdings.

Annual Incentive:
You will be eligible to participate in the Company’s short-term incentive program with an annual incentive target equal to 70% of your annual base salary. Your final award will be contingent upon the degree at which the company achieves its financial objectives for the year with a final award payout ranging from 0% to 200% of your annual incentive target. In 2014, you will be eligible for a full incentive award opportunity without proration. The annual incentive award is determined and made available at the sole discretion of the Company’s Board of Directors (the “Board”) and is subject to the terms of the controlling documentation for this program. There is no guarantee of amount or continuation of the award. You must have been employed through December 31 of the calendar year in order to receive the annual award.

Signing Bonus:
The Company’s Management Development and Compensation Committee expects to award you a one-time grant of Restricted Stock Units (“RSUs”) on April 18, 2014, pursuant to applicable provisions of the Company’s LTIP and contingent upon receipt of a signed copy of this written offer prior to the grant date and your employment starting with the company within two weeks of the grant date. This grant will have a grant date value of $200,000, with the value and number of RSUs to be granted determined in a manner consistent with the method in which the Company determines the value of its long-term incentive grants for officers of the company. You will become vested in one-half of the RSUs on the 1st anniversary of the grant date, and the remaining half of the RSUs will vest on the 2nd anniversary of the grant date.

V. Pepe Offer Letter
4/7/14

Long Term Incentive Plan:
Under the current Long Term Incentive Program, you are eligible for an annual grant of equity in the form of Restricted Stock Units (“RSUs”) or other forms of equity as defined within the Company’s long-term incentive plan. The estimated grant date value of the RSUs will be targeted at 115% of your annual base salary in the year in which the grant is made. Grants have historically been granted in January; however, our Board of Directors reserves the right to adjust the timing of the grants at their discretion. The type of award and the actual amount granted will be determined and approved by the Board of Directors each year and there is no guaranty that the Board of Directors will make such a grant in any particular year.

Benefits:
You will be eligible to participate in the Cash America Group Health plan starting on your date of hire. In addition to your participation in the Cash America Group Health & Welfare plans, you will be eligible for the supplemental insurance plan provided to the Company executives and their dependents. This Medical Expense Reimbursement Plan (MERP) will reimburse you for medical, dental and vision care not covered by your primary plans.

Nonqualified Deferred

Compensation Plan:
Once you become a highly compensated employee (HCE) as defined in the Internal Revenue Code (i.e., you earn more than the HCE compensation amount ($115,000 for 2014) in a calendar year), your 401(k) Plan deferral percentage for the following plan year will be limited to 5% of base salary, although this maximum deferral rate may be changed from time to time by the Cash America 401(k) Administrative Committee.  When you become subject to this maximum deferral limit in the 401(k) Plan, you will be eligible to defer additional compensation into the Cash America International, Inc. Nonqualified Deferred Compensation Plan.  The Nonqualified Deferred Compensation Plan mirrors the 401(k) Plan except you cannot invest in Company stock through the Nonqualified Deferred Compensation Plan. Contributions to the Nonqualified Deferred Compensation Plan will be held in a rabbi trust. There is no Company match in the Nonqualified Plan as long as you are eligible to receive the full match under the 401(k) Plan.

V. Pepe Offer Letter
4/7/14

Supplemental Executive

Retirement Plan (SERP):
You will also be eligible to participate in the Supplemental Executive Retirement Plan (SERP) beginning with the 2014 plan year based on your actual earnings with the Company for 2014. The actual amount will be determined and approved by the Board of Directors after the end of each year and there is no guaranty that the Board of Directors will grant a SERP award in any particular year.

Start Date:	We would like your effective date in your new position to be
April 28, 2014.

V. Pepe Offer Letter
4/7/14

This offer is contingent upon satisfactory verification of employment references, a background check including credit/criminal history, successful completion of a drug screen, and your ability to provide documentation that proves your identity and demonstrates your eligibility to work in the United States. We recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time. The only person authorized to make any agreement to the contrary is the Chief Executive Officer of the Company. To be effective, however, any such agreement must be in writing signed by the Chief Executive Officer of the Company.

Please take the time to confirm acceptance of our conditional offer by signing the offer letter and returning it to me via fax or email me a PDF copy. Feel free to keep a copy of this offer letter for your records. At this time, you should have received an invitation to complete an employment application online which will include an electronic consent form authorizing Cash America to conduct a background check. Additionally, once we receive your signed offer letter, you can expect to receive a separate email containing instructions on completing your pre-employment drug screen at a LabCorp location closest to your home address.

In order to prove eligibility to work in the U.S and complete your new hire paperwork, you will need to bring acceptable forms of identification with you on your first day.

Formalities aside, Vic, we look forward to having you join our team. Once the contingencies mentioned above are met, we will confirm your start date and time. If you have any specific questions about your offer, or anything regarding your employment with Cash America, please feel free to call me directly at 817-333-1928.

Kind Regards,

/s/ Clint Jaynes

Clint Jaynes
SVP Human Resources

cc: Human Resource file

ACCEPTED AND AGREED TO:

/s/ Victor L. Pepe
Victor L. Pepe

Date: 4/9/2014